Exhibit 99.1

Flexsteel Sales Continue at Record Pace

DUBUQUE, Iowa--(BUSINESS WIRE)--April 16, 2014--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record net sales and net income for the quarter and nine month period ended March 31, 2014.

Net sales were $327 million for the nine month period ended March 31, 2014, a 15% increase from the prior year nine month period. Net income was $9.4 million or $1.24 per share for the nine month period ended March 31, 2014 compared to $8.9 million or $1.22 per share for the prior year nine month period. Adjusted net income for the current year nine month period was $13.1 million or $1.75 per share compared to $10.0 million or $1.36 per share in the prior year period. For additional information regarding adjusted net income and adjusted earnings per share (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

Net sales for the quarter ended March 31, 2014 were a third quarter record $111 million, a 12% increase over prior year quarter net sales of $98 million. For the quarter ended March 31, 2014 the Company reported net income of $4.4 million or $0.58 per share compared to $3.1 million or $0.42 per share for the prior year quarter. Adjusted net income for the quarter was $4.3 million or $0.56 per share compared to $3.5 million or $0.47 per share in the prior year quarter.

The following table compares net sales for the quarters ended March 31, 2014 and 2013 (in millions):

	2014	2013	$ Change	% Change
Residential	$91	$80	$11	14%
Commercial	20	18	2	7%
Total	$111	$98	$13	12%

The following table compares net sales for the nine months ended March 31, 2014 and 2013 (in millions):

	2014	2013	$ Change	% Change
Residential	$266	$229	$37	16%
Commercial	61	55	6	11%
Total	$327	$284	$43	15%

The increase in residential sales for the three and nine months ended March 31, 2014 is primarily due to increased demand for upholstered and, to a lesser extent, ready-to-assemble products. The increase in commercial sales for the three months ended March 31, 2014 is primarily from hospitality products. The increase in commercial sales for the nine months ended March 31, 2014 is primarily due to hospitality and vehicle seating products.

Gross margin for the nine months ended March 31, 2014 was 22.8% of net sales compared to 23.5% of net sales in the prior year nine month period. Gross margin for the quarters ended March 31, 2014 and 2013 was 22.7% and 23.2%, respectively. The decrease in the current year periods was primarily due to price discounting on certain case goods to address changing customer requirements.

Selling, general and administrative (SG&A) expense for the nine month periods ended March 31, 2014 and 2013 was 16.8% and 18.6% of net sales, respectively. The nine month period ended March 31, 2014 includes a $1.0 million increase in supplemental retirement plan expense as compared to the prior year period. SG&A expense for the nine month period ended March 31, 2013 includes pre-tax Indiana civil litigation defense costs of $1.7 million and executive transition costs of $1.3 million.

SG&A expense for the quarter ended March 31, 2014 was 16.7% of net sales compared to 18.3% of net sales in the prior year quarter. The prior year quarter includes $0.6 million pre-tax in Indiana civil litigation defense costs.

Interest and other income for the nine month period ended March 31, 2014 increased $1.0 million. The increase reflects realized gains of $1.0 million recorded by the Company from investment activity related to supplemental retirement plans.

Working capital (current assets less current liabilities) at March 31, 2014 was $122 million compared to $114 million at June 30, 2013. Primary changes in working capital from June 30, 2013 to March 31, 2014 include increases in cash of $6 million and accounts receivable of $4 million. The increase in accounts receivable is due to increased sales volume and timing of related shipments and collections.

The increase in cash of $6 million during the first nine months of fiscal year 2014 is primarily due to net cash provided by operating activities of $12 million and stock option exercises of $2 million, offset by capital expenditures of $4 million and dividend payments of $3 million. The Company estimates capital expenditures to be approximately $0.5 million for the remainder of fiscal year 2014.

All earnings per share amounts are on a diluted basis.

Outlook

Due to existing strong order backlog and positive order trends the Company expects top line growth will continue for the fourth quarter of fiscal year 2014. The Company’s order backlog of $51 million at March 31, 2014 is up 16% from March 31, 2013. Residential growth is expected from existing customers and products, and through expanding our product portfolio and customer base. The Company believes this growth will be led by increased demand for upholstered and ready to assemble products. The Company anticipates sales of commercial products to moderately increase for the fiscal year 2014 fourth quarter. The Company is confident in its ability to take advantage of market opportunities.

The Company has started two multi-year initiatives designed to enhance customer experience and increase shareholder value. In anticipation of future growth we approved a logistics strategy, and are assessing our business information requirements. The timing and level of investment required for these initiatives will be determined as the projects progress.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

Analysts Conference Call

We will host a conference call on April 17, 2014, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 9759231. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 9759231.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31	June 30,
	2014	2013

ASSETS

CURRENT ASSETS:
Cash	$17,305	$10,934
Trade receivables, net	40,393	36,075
Inventories	92,100	92,417
Other	7,109	9,775
Total current assets	156,907	149,201

NONCURRENT ASSETS:
Property, plant, and equipment, net	32,637	32,145
Other assets	12,556	11,193

TOTAL	$202,100	$192,539

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$13,625	$13,927
Accrued liabilities	20,971	21,575
Total current liabilities	34,596	35,502

LONG-TERM LIABILITIES:
Other long-term liabilities	7,303	5,800
Total liabilities	41,899	41,302

SHAREHOLDERS’ EQUITY	160,201	151,237

TOTAL	$202,100	$192,539

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
NET SALES	$110,532	$98,351	$327,414	$284,178
COST OF GOODS SOLD	(85,488)	(75,512)	(252,666)	(217,491)
GROSS MARGIN	25,044	22,839	74,748	66,687
SELLING, GENERAL AND ADMINISTRATIVE	(18,455)	(17,971)	(55,014)	(52,831)
LITIGATION SETTLEMENT COSTS			(6,250)
OPERATING INCOME	6,589	4,868	13,484	13,856
OTHER INCOME:
Interest and other income	471	140	1,394	365
INCOME BEFORE INCOME TAXES.	7,060	5,008	14,878	14,221
INCOME TAX PROVISION	(2,640)	(1,890)	(5,520)	(5,310)
NET INCOME	$4,420	$3,118	$9,358	$8,911
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,265	7,090	7,198	7,019
Diluted	7,675	7,408	7,546	7,297
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.61	$0.44	$1.30	$1.27
Diluted	$0.58	$0.42	$1.24	$1.22

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2014	2013
OPERATING ACTIVITIES:
Net income	$9,358	$8,911
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,088	2,792
Deferred income taxes	(57)	(68)
Stock-based compensation expense	709	1,119
Provision for losses on accounts receivable	1	120
Gain on disposition of capital assets	(22)	(20)
Changes in operating assets and liabilities	(1,492)	(6,676)
Net cash provided by operating activities	11,585	6,178

INVESTING ACTIVITIES:
Net purchases of investments	(328)	(678)
Proceeds from sale of capital assets	31	20
Capital expenditures	(3,830)	(5,652)
Net cash used in investing activities	(4,127)	(6,310)

FINANCING ACTIVITIES:
Dividends paid	(3,226)	(3,148)
Proceeds from issuance of common stock	2,139	1,047
Net cash used in financing activities	(1,087)	(2,101)

Increase (decrease) in cash	6,371	(2,233)
Cash at beginning of period	10,934	13,970
Cash at end of period	$17,305	$11,737

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with additional useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

In December 2013, the Company entered into an agreement to settle the Indiana civil litigation in order to eliminate the ongoing costs and distraction of the litigation. In February 2014, the Company contributed $6.3 million to the settlement as part of an agreement whose terms are otherwise confidential. In reaching the agreement, the Company does not admit any wrongdoing and believes that it did not cause or contribute to the contamination at issue. This amount is recorded as litigation settlement costs in the Consolidated Statements of Income. The cost to defend the company in this litigation, net of amounts reimbursed by insurance companies, is recorded as SG&A expense in the financial statements. These amounts are shown net of tax in the table below. The Company continues to pursue recovery of defense and settlement costs from insurance carriers.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and nine months ended March 31, 2014 and 2013:

	Three Months Ended		Nine Months Ended
(in millions, net of income tax)	March 31,		March 31,
	2014	2013	2014	2013
Net income	$4,420	$3,118	$9,358	$8,911
Defense costs, net of reimbursements	(126)	389	(99)	1,046
Settlement costs			3,890
Adjusted net income	$4,294	$3,507	$13,149	$9,957

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the three and nine months ended March 31, 2014 and 2013:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Diluted EPS of common stock	$0.58	$0.42	$1.24	$1.22
Defense costs, net of reimbursement	(0.02)	0.05	(0.01)	0.14
Settlement costs			0.52
Adjusted diluted EPS of common stock	$0.56	$0.47	$1.75	$1.36

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392